Exhibit 4

[*] indicates that a confidential portion of the text of this agreement has been omitted.

     THE TRANSFER OF THE SECURITIES REPRESENTED BY THIS NOTE IS RESTRICTED BY AN AGREEMENT ON FILE AT THE OFFICE OF THE COMPANY.

     THE SECURITIES REPRESENTED BY THIS NOTE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE SOLD OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR AN APPLICABLE EXEMPTION TO THE REGISTRATION REQUIREMENTS OF SUCH ACT OR SUCH LAWS.

                                    XOMA LTD.
                    CONVERTIBLE SUBORDINATED PROMISSORY NOTE


USD $5,000,000                                       Dated:  November 26, 2001

New York, New York

     XOMA LTD., a company duly organized and existing under the laws of Bermuda (the "Company"), for value received, hereby promises to pay to mHOLDINGS TRUST or permitted registered assigns (the "Holder"), the principal sum of USD $5,000,000, with interest at the rate of the lesser of [*]. This Note is executed and delivered in connection with that certain Investment Agreement dated as of November 26, 2001 by and among the Company, the Holder and Millennium Pharmaceuticals, Inc. ("Millennium") (as the same may be amended, modified or supplemented or restated, the "Investment Agreement"). All capitalized terms used herein and not otherwise defined herein shall have the respective meanings given to them in the Investment Agreement.

     1. Principal; Maturity Date. The principal of this Note shall be due and payable in a single installment on the earliest of: (a) the Second Closing Date, immediately prior to the Second Closing, (b) the tenth Business Day following the termination of the Development and License Agreement, and (c) the tenth Business Day following the first date on which the Common Shares are no longer listed on any Principal Trading Market (the earliest such date, the "Maturity Date").

     2. Interest. Interest shall accrue on the unpaid principal balance of this Note at the aforesaid rate from the date of execution of this Note and shall be due and payable on the Maturity Date, unless sooner converted in accordance with the terms hereof. Interest shall accrue on overdue payments of principal and interest, unless such payments have been extended by the Holder, at the annual rate of [*].

     3. Payment. Unless converted by the Company pursuant to Section 6 below or sooner converted automatically in accordance with the terms hereof, final payment in full of the principal balance (and all accrued interest) of this Note will be made to the Holder on the Maturity Date, in lawful money of the United States in immediately available funds, by wire transfer to a bank designated by the Holder.

     4. Registration and Transfer of this Note. The Company will keep the registration and transfer books for this Note. This Note may be transferred only on the books of the Company. This Note may not be transferred by the Holder without the prior written consent of the Company, which may not be unreasonably withheld. Upon surrender for transfer of this Note at the principal office of the Company, duly endorsed for transfer or accompanied by a proper assignment duly executed by the registered owner or such owner's attorney in fact duly authorized in writing, the Company will issue and deliver to the transferee a new, fully registered Note in like principal amount.

     5. Prepayment. The principal amount of this Note and all accrued interest thereon may be prepaid in cash at any time. Notice of any prepayment shall be given by mail at least five (5) Business Days prior to the prepayment date to the Holder at the address shown in Section 14 below. A prepayment of less than all amounts outstanding under this Note may be made, however, any such partial prepayment must be of at least [*]. Any prepayment shall be applied first, to accrued interest, and second, to principal. No further interest will accrue on the portion of this Note to be prepaid from and after the date fixed for prepayment if payment of the prepayment amount has been made or duly provided for.

     6. Conversion.

     (a) Subject to Sections 6(c) - (e) below, principal and accrued interest on this Note may be converted in whole at the election of the Company upon the Maturity Date, into the Company's Common Shares, USD $0.0005 par value per share ("Common Shares"). The number of shares into which this Note may be converted shall be determined by [*].

     (b) If the Company elects to convert this Note into Common Shares, it must so notify the Holder in writing at least [*] prior to the Maturity Date, and all principal and all accrued interest must be so converted. The Company may not convert partial amounts of principal or interest. Subject to Section 6(c) below, if the Company does not elect to convert this Note into Common Shares, all outstanding principal and all accrued interest thereon must be paid to the Holder in cash on the Maturity Date as set forth in Section 3, unless otherwise agreed in writing by the Holder.

     (c) In no event shall the Company be entitled to convert this Note and the accrued interest into a total number of Common Shares that, together with the Second Closing Shares (if they are to be issued at the time of such conversion), exceeds 9.9% of the total is-sued and outstanding Common Shares as of the date of such conversion; if conversion of this Note would exceed this 9.9% threshold, that portion of the principal and accrued interest that, including the Second Closing Shares (if to be then issued), would convert into 9.9% of the total issued and outstanding shares of Common Shares as of the date of such conversion shall be so converted, and the remainder of the principal and accrued interest shall be repaid in cash.

     (d) The Company shall not be entitled to convert any portion of this Note or the accrued interest unless there is on the conversion date (i) an effective registration statement under the Act covering resale of all of the Common Shares into which the principal of this Note and all accrued interest thereon would convert, (ii) such Shares are listed on a Principal Trading Market, and (iii) the Company has received all requisite consents and permissions for the Conversion Shares from all applicable governmental entities, including, without limitation, the Bermuda Monetary Authority, which consent already has been obtained subject to the requirement that the Common Shares are listed on an appointed stock exchange as defined in Section 2(1) of the Companies Act 1981 of Bermuda. If such is not the case at any time prior to the Maturity Date, then this Note shall remain outstanding until the Maturity Date and, if no such effective registration statement is then in place, the Company will be required to repay all outstanding principal and accrued interest in cash on the Maturity Date. In addition, the Company shall not be entitled to convert the principal of this Note or the accrued interest during a pricing period used to determine the Second Purchase Price pursuant to the Investment Agreement.

     (e) After this Note is converted pursuant to the terms of this Section 6 or repaid pursuant to Section 3, the Holder shall surrender this Note at the office of the Company. If this Note is converted, the Company shall, within three (3) Trading Days, cause to be issued and delivered to the Holder of this Note a certificate or certificates in the name of the Holder (unless otherwise designated by the Holder) for the number of shares to which the Holder of this Note shall be entitled. If this Note matures on the Second Closing Date in accordance with Section 1(a) and is converted in accordance with Section 6, such conversion shall be deemed to have been made on the Second Closing Date, immediately prior to the Second Closing. The person or persons entitled to receive the shares issued upon any conversion shall be treated for all purposes as the record holder or holders of such shares as of such date. No fractional shares shall be issued upon conversion of this Note. In lieu thereof, the Company shall pay to the Holder the amount of outstanding principal and interest that is not so converted.

     (f) If the Company shall by reclassification of securities or otherwise change any of the Common Shares into the same or a different number of securities of any other class or classes, this Note shall thereafter represent the right to acquire such number and kind of securities as would have been issuable as the result of such change with respect to the Common Shares immediately prior to such reclassification.

     7. Persons Deemed Owners. The person in whose name a Note is registered on the books and records of the Company shall be deemed to be the absolute owner thereof for all purposes, and payment of any principal or interest on such Note shall be made only to the registered owner thereof or such owner's legal representative. All payments made to the registered owner or such owner's legal representative shall be valid and effectual to discharge the liability of the Company upon this Note to the extent of the sum or sums so paid.

     8. Events of Default. Event of Default, whenever used herein, means any one of the following (regardless of the reason or cause of such Event of Default):

          (a) The Company fails to make a payment, when due, of any principal or interest due on this Note;

          (b) The entry of any decree or order by a court having jurisdiction adjudging the Company a debtor or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of the Company under US Code, Title 11 (the "Bankruptcy Code") or any other applicable federal or state law, the appointment of a receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Company, or of any substantial part of the property of the Company, and the continuance of any such decree or order unstayed, undischarged, or undismissed and in effect for more than ninety (90) consecutive days;

          (c) Institution by the Company of proceedings, under the Bankruptcy Code or any other applicable federal or state law, seeking an order for relief, or the consent of the Company to the institution of bankruptcy or insolvency proceedings against the Company, or the consent by the Company to the filing of any such petition or to the appointment of a receiver, liquidator, assignee, trustee, sequestrator or other similar official of or for the Company or any substantial part of the property of the Company, or the making by the Company of any assignment for the benefit of creditors, or the taking of any action by the Company in furtherance of any such action;

          (d) Any declared default of the Company under any other material indebtedness of the Company that gives the lender or holder of such indebtedness the right to accelerate such indebtedness, and such indebtedness is in fact accelerated;

          (e) Any representation or warranty made by the Company in or in connection with the Investment Agreement or the Registration Rights Agreement shall prove to have been false or misleading in any material respect when made or deemed to be made; or

          (f) Default shall have been made by the Company in the due observance or performance of any covenant or agreement contained in this Note, the Investment Agreement or the Registration Rights Agreement and such default shall continue for [*] after written notice thereof to the Company by the Holder or Millennium.

          (g) [*]

     9. Subordination. The indebtedness evidenced by this Note is hereby expressly subordinated, to the extent and in the manner hereinafter set forth, in right of payment to the prior payment in full in cash of all Senior Indebtedness (as defined in Section 9(d) below) of the Company. The Holder, by its acceptance of this Note agrees to be bound by such provisions.

     (a) Insolvency Proceedings. If there shall occur any receivership, insolvency, assignment for the benefit of creditors, bankruptcy (voluntary or involuntary), reorganization or arrangements with creditors (whether or not pursuant to bankruptcy or other insolvency laws), sale of all or substantially all of the assets (other than in the form of a merger not resulting in insolvency), dissolution, liquidation, or any other marshaling of the assets and liabilities of the Company, (i) the holder(s) of Senior Indebtedness shall be entitled to receive payment in full in cash of all Senior Indebtedness then outstanding before the Holder shall be entitled to receive any payment or distribution, whether in cash, securities or other property, in respect of the principal of, interest on or other amounts due with respect to this Note at the time outstanding, and (ii) any payment or distribution, whether in cash, securities or other property (other than securities of the Company or any other corporation provided for by a plan of reorganization or readjustment, the payment of which is subordinated, at least to the extent provided in this
Section 9, to the payment of all Senior Indebtedness at the time outstanding and to any securities issued in respect thereof under any such plan of reorganization or readjustment) which would otherwise (but for this Section 9) be payable or deliverable in respect of the amounts due under this Note shall be paid or delivered directly to the holder(s) of the Senior Indebtedness (ratably according to the aggregate amounts remaining unpaid on account of the Senior Indebtedness held by each) or to a trustee or other representative for holder(s) of Senior Indebtedness.

     (b) Permitted Payments; Default on Senior Indebtedness. Subject to Section 9(a), so long as there shall not have occurred and be continuing an event of default which has been declared in writing, or is automatically effective in the case of bankruptcy or insolvency events, with respect to any Senior Indebtedness (as such event of default is defined therein or in the instrument under which it is outstanding), which event of default permits the holder or its representative to accelerate the maturity thereof (a "Senior Default"), the Company shall be permitted to make, subject to the limitations set forth in Section 5, and the Holder to accept and receive, payments of principal and accrued interest under this Note.

Notwithstanding anything to the contrary contained in this Section 9, the Company shall not make and the Holder shall not receive any payment of any kind or amounts payable under this Note after delivery by a holder of Senior Indebtedness to the Company and the Holder of written notice that a Senior Default has occurred; provided, however, that such payments may thereafter be made if such holder of Senior Indebtedness consents to such payments in writing or agrees in writing that such Senior Default has been cured or waived.

     (c) Acceleration; Enforcement Rights. Prior to the payment in full in cash of the Senior Indebtedness, except for payments or conversions permitted or required under Section 1, 2, 3, 6, 8(g), 9(a) or 9(b), the Holder shall have no right to accelerate the maturity of the amounts due under this Note or otherwise demand payment thereof, or institute or attempt to institute any bankruptcy or insolvency proceedings against the Company without the prior written consent of each holder of Senior Indebtedness.

     (d) Turnover of Payments. Except for payments or conversions permitted or required under Section 1, 2, 3, 6, 8(g), 9(a) or 9(b), should any payment or distribution, whether in cash, securities or other property, be received by the Holder upon or with respect to the amounts payable under this Note by any means, including, without limitation, set off, prior to the payment in full in cash of the Senior Indebtedness, the Holder shall receive and hold the same in trust, as trustee, for the benefit of the holder(s) of the Senior Indebtedness, and shall forthwith deliver the same to the holder(s) of the Senior Indebtedness (ratably according to the aggregate amounts remaining unpaid on account of the Senior Indebtedness held by each) or to a trustee or other representative for holder(s) of Senior Indebtedness in precisely the form received for application to the Senior Indebtedness (whether or not it is then due).

     (e) Subrogation. Except for payments or conversions permitted or required under Section 1, 2, 3, 6, 8(g), 9(a) or 9(b), subject to the payment in full in cash of all Senior Indebtedness and the termination of any commitments to lend under the agreements or instruments governing such Senior Indebtedness, the Holder shall be subrogated to the rights of the holder(s) of such Senior Indebtedness (to the extent of the payments or distributions made to the holder(s) of such Senior Indebtedness pursuant to the provisions of this Section
9) to receive payments and distributions of assets of the Company applicable to the Senior Indebtedness. No such payments or distributions applicable to the Senior Indebtedness shall, as between the Company and its creditors, other than the holder(s) of Senior Indebtedness and the Holder, be deemed to be a payment by the Company to or on account of the Senior Indebtedness.

     (f) Continuing Subordination. The subordination effected by these provisions is a continuing subordination and may not be modified or terminated by the Holder until payment in full in cash of the Senior Indebtedness. At any time and from time to time, without the consent of or notice to the Holder and without impairing or affecting the obligations of the Holder hereunder: (i) the time for the Company's performance of, or compliance with any agreement relating to Senior Indebtedness may be modified or extended or such performance may be waived; (ii) a holder of Senior Indebtedness may exercise or refrain from exercising any rights under any agreement relating to the Senior Indebtedness; (iii) any agreement relating to the Senior Indebtedness may be revised, amended or otherwise modified for the purpose of adding or changing any provision thereof or changing in any manner the rights of the Company, any holder of Senior Indebtedness or any guarantor thereunder; (iv) payment of Senior Indebtedness or any portion thereof may be accelerated or extended or refunded or any instruments evidencing the Senior Indebtedness may be renewed in whole or in part; (v) any person liable in any manner for payment of the Senior Indebtedness may be released by a holder of Senior Indebtedness;
(vi) a holder of Senior Indebtedness may make loans or otherwise extend credit to the Company whether or not any default or event of default exists with respect to such Senior Indebtedness; and (vii) a holder of Senior Indebtedness may take and/or release any lien at any time on any collateral now or hereafter securing the Senior Indebtedness and take or fail to take any action to perfect any lien at any time granted therefor, and take or fail to take any action to enforce such liens. Notwithstanding the occurrence of any of the foregoing, these subordination provisions shall remain in full force and effect with respect to the Senior Indebtedness.

     (g) Holder's Waivers. The Holder hereby expressly waives for the benefit of the holder(s) of Senior Indebtedness (i) all notices not specifically required pursuant to the terms of this Note (other than notices of the incurrence of Senior Indebtedness, which shall be provided to the Holder substantially concurrently with the incurrence of such Senior Indebtedness); (ii) any claim which the Holder may now or hereafter have against a holder of Senior Indebtedness arising out of any and all actions which a holder of Senior Indebtedness in good faith takes or omits to take with respect to the Senior Indebtedness (including, without limitation, (A) actions with respect to the creation, perfection or continuation of liens in or on any collateral security for the Senior Indebtedness, (B) actions with respect to the occurrence of an event of default under any Senior Indebtedness, (C) actions with respect to the foreclosure upon, sale, release, or depreciation of, or failure to realize upon, any of the collateral security for the Senior Indebtedness and (D) actions with respect to the collection of any claim for all or any part of the Senior Indebtedness or the valuation, use, protection or release of any collateral security for the Senior Indebtedness; and (iii) any right to require holders of Senior Indebtedness to exhaust any collateral or marshal any assets.

     (h) Reliance of Holder(s) of Senior Indebtedness. The Holder, by its acceptance hereof, shall be deemed to acknowledge and agree that the foregoing subordination provisions are, and are intended to be, an inducement to and a consideration of each holder of Senior Indebtedness, whether such Senior Indebtedness was created or acquired before or after the creation of the indebtedness evidenced by this Note, and each such holder of Senior In-debtedness shall be deemed conclusively to have relied on such subordination provisions in acquiring and holding, or in continuing to hold, such Senior Indebtedness.

     (i) Definition of Senior Indebtedness. For purposes of this Section 9, "Senior Indebtedness" means (x) the principal of, premium, if any, interest, rent and royalties payable on, or in connection with, and all fees, costs, expenses and other amounts accrued or due on, or in connection with, indebtedness of the Company, whether outstanding on the date hereof or hereafter created, incurred, assumed, guaranteed or in effect guaranteed by the Company to banks, insurance companies, pension funds, leasing companies or other institutions regularly engaged in the business of lending money, for money borrowed from such institutions by the Company for working capital purposes, acquisitions or otherwise, (y) that certain Convertible Subordinated Note Agreement, dated April 22, 1996, between the Company and Genentech, Inc., as amended (the "Genentech Note"), and (z) any deferrals, renewals, extensions or refundings of, or amendments, modifications or supplements to any such indebtedness or any indebtedness issued in exchange, replacement, refunding or refinancing of, or for, Senior Indebtedness by banks, insurance companies, pension funds, leasing companies or other institutions regularly engaged in the business of lending money. Any debt may by its terms declare that it is junior to the debt evidenced by this Note.

     10. Amendment. The terms of this Note may only be modified by the Holder and the Company in writing.

     11. Additional Terms and Conditions. The Company (i) waives presentment, demand, notice of demand, protest, notice of protest, and notice of nonpayment and any other notice required to be given under the law to the Company, in connection with the delivery, acceptance, performance, default or enforcement of this Note, except for notice of proposed transfer of this Note in accordance with the terms hereof; (ii) agrees that any failure to act or failure to exercise any right or remedy, on the part of the Holder shall not in any way affect or impair the obligations of the Company or be construed as a waiver by the Holder of, or otherwise affect, any of its rights under this Note; (iii) agrees to pay, on demand, all costs and expenses of collection of this Note and/or the enforcement of the Holder's right hereunder, including reasonable attorney's fees and disbursements; and (iv) will not willfully avoid or seek to avoid the observance or performance of any of the terms of this Note, but shall at all times in good faith assist in the carrying out of all of the provisions of this Note and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the Holder against impairment.

     12. Invalidity. In the event any one or more of the provisions of this Note shall for any reason be held to be invalid, illegal or unenforceable, in whole or in part or in any respect, or in the event that any one or more of the provisions of this Note operate or would prospectively operate to invalidate this Note, then and in either of those events, such provision or provisions only shall be deemed null and void and shall not affect any other provision of this Note and the remaining provisions of this Note shall remain operative and in full force and effect and shall in no way be affected, prejudiced and disturbed thereby.

     13. Governing Law. This Note shall be governed by, and construed and enforced in accordance with, the laws of the State of New York notwithstanding the provisions governing conflict of laws under such New York law to the contrary.

     14. Notices. All notices, requests, consents, and other communications under this Note shall be in writing and shall be (a) delivered by hand, (b) mailed by certified or registered mail, return receipt requested, postage prepaid, (c) sent via reputable overnight courier service, or (d) sent by facsimile transmission.

                  Notices to the Company shall be addressed to:

                           XOMA LTD.
                           2910 Seventh Street
                           Berkeley, California  94710
                           Attn:  General Counsel
                           Telephone:     (510) 644-1170
                           Facsimile:     (510) 644-7571

                  With a copy (which shall not constitute notice) to:

                           Cahill Gordon & Reindel
                           Eighty Pine Street
                           New York, New York  10005
                           Attn:  Geoffrey E. Liebmann, Esq.
                           Telephone:     (212) 701-3000
                           Facsimile:     (212) 269-5420

                  Notices to the Holder shall be addressed to:

                           mHOLDINGS TRUST
                           c/o Millennium Pharmaceuticals, Inc.
                           75 Sidney Street
                           Cambridge, Massachusetts  02139-4815
                           Attn:  President
                           Telephone:     (617) 679-7000
                           Facsimile:     (617) 374-7788

                  With a copy to:

                           Millennium Pharmaceuticals, Inc.
                           75 Sidney Street
                           Cambridge, Massachusetts  02139-4815
                           Attn:  General Counsel
                           Telephone:     (617) 679-7000
                           Facsimile:     (617) 621-0264

     Notices provided in accordance with this Section 14 shall be effective upon actual receipt by the party receiving the same.

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
                                      -11-



     IN WITNESS WHEREOF, this Note has been duly executed and delivered by the Company as of the date first written above.

                                COMPANY:

                                XOMA LTD.

                                -------------------------------
                                By:
                                Its: